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                                                                    Exhibit 10.4

                               IFB HOLDINGS, INC.
                                  EXHIBIT 10.4
                             DIRECTOR EMERITUS PLAN


     In order to encourage directors to remain associated with the Bank's Board of Directors, in January 1995 the Bank adopted a director emeritus program in which the Board of Directors, in its discretion, may elect any retiring director as a Director Emeritus, provided the retiring director has served as a director until reaching mandatory retirement age (or until being forced to retire due to medical considerations) and such director has served as a director of the Bank for at least 10 years. Directors Emeritus of the Bank shall be compensated for their services at a rate of 50% of full director fees for the first 10 years following election and at a rate of 25% of full director fees for the second 10 years following election. Thereafter, no fees shall be payable except that, upon request from the then current Board of Directors, a Director Emeritus may be invited to attend a Board meeting and as such shall qualify to receive full Board fees for that meeting.